Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 24, 2007, relating to the financial statements and financial highlights appearing in the October 31, 2007 Annual Reports to Shareholders of the PowerShares Exchange-Traded Fund Trust II, which are also incorporated into the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCooper LLP

PricewaterhouseCoopers LLP

New York, New York

February 29, 2008